CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
JPM WFC	$1,930,000 $1,930,000	$137.61 $137.61

October 2010 Pricing Supplement No. 565 Registration Statement No. 333-156423 Dated October 27, 2010 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities (“ELKS®”)
The ELKS are senior unsecured obligations of Morgan Stanley, will pay a coupon at the rate specified below, and will have the terms described in the prospectus supplement for ELKS and the prospectus, as supplemented or modified by this pricing supplement for each ELKS as set forth below.  The ELKS do not guarantee any return of principal at maturity. At maturity the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the underlying equity is at or below the downside threshold price on the valuation date, a number of shares of the underlying equity equal to the equity ratio (as defined below) or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares of the underlying equity or that cash, as applicable, will be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley. This pricing supplement relates to two separate ELKS, each relating to the common stock of a different underlying equity issuer.
FINAL TERMS FOR ALL ELKS
Issuer:	Morgan Stanley
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Payment at maturity:	If on the valuation date:
●	the closing price is above the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
●
the closing price is at or below the downside threshold price, then you will receive shares of the underlying equity in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of the underlying equity or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.

Observation price:	Closing price
Initial equity price:	The initial equity price for each ELKS is the closing price of the underlying equity on the pricing date.
Equity ratio:	For each ELKS, the stated principal amount divided by the initial equity price, subject to adjustments for certain corporate events affecting the underlying equity issuer.
Pricing date:	October 27, 2010
Original issue date:	October 29, 2010 (2 business days after the pricing date)
Listing:	The ELKS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” on page 8.
SPECIFIC TERMS FOR EACH ELKS
Underlying equity:	JPMorgan Chase & Co. common stock	Wells Fargo & Company common stock
Underlying equity issuer:	JPMorgan Chase & Co. (“JPM”)	Wells Fargo & Company (“WFC”)
Maturity date:	October 29, 2012	October 29, 2012
Coupon:	6.5% per annum (equivalent to $1.30 per ELKS for the two-year term of the ELKS), paid monthly and calculated on a 30/360 basis.	7% per annum (equivalent to $1.40 per ELKS for the two-year term of the ELKS), paid monthly and calculated on a 30/360 basis.
Coupon payment dates	Monthly, on the 29th of each month, beginning on November 29, 2010	Monthly, on the 29th of each month, beginning on November 29, 2010
Downside threshold price:	$24.401, which is 65% of the initial equity price.	$16.7375, which is 65% of the initial equity price.
Valuation date:	October 24, 2012 subject to adjustment for non-trading days and certain market disruption events	October 24, 2012 subject to adjustment for non-trading days and certain market disruption events
CUSIP:	61759G489	61759G471
ISIN:	US61759G4890	US61759G4718
Initial equity price:	$37.54	$25.75
Equity ratio:	0.26638	0.38835
Aggregate principal amount:	$1,930,000	$1,930,000
Commissions and Issue Price:	Per JPM ELKS	Total	Per WFC ELKS	Total
Price to public	$10	$1,930,000	$10	$1,930,000
Agent’s commissions(1)	$0.196875	$37,996.88	$0.196875	$37,996.88
Proceeds to issuer	$9.803125	$1,892,003.12	$9.803125	$1,892,003.12
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commissions of $0.196875 for each JPM ELKS and $0.196875 for each WFC ELKS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for ELKS.

The ELKS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

The ELKS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Fact Sheet
This pricing supplement relates to two separate ELKS, each relating to the common stock of a different underlying equity issuer (“underlying equity”).  Each ELKS provides exposure to a single underlying equity.  You may choose to invest in only one of the ELKS described below or in more than one.

The ELKS are senior unsecured obligations of Morgan Stanley, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for ELKS and prospectus, as supplemented or modified by the pricing supplement for each ELKS set forth below.  The ELKS do not guarantee any return of principal at maturity.  The ELKS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the ELKS are subject to the credit risk of Morgan Stanley.  “ELKS” is a registered service mark of Citigroup Global Markets Inc.  Used under license.
Key Dates Applicable to All ELKS
Pricing date:	Original issue date (settlement date):
October 27, 2010	October 29, 2010 (2 business days after the pricing date)
Key Terms Applicable to All ELKS
Issuer:	Morgan Stanley
Issue price:	$10 per ELKS
Stated principal amount:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Minimum ticketing amount:	100 ELKS
Payment at maturity:	If on the valuation date:
●	the closing price is above the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
●
the closing price is at or below the downside threshold price, then you will receive shares of the underlying equity in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares. The value of those shares of the underlying equity or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.

Observation price:	Closing price
Initial equity price:	The initial equity price for each ELKS is the closing price of the underlying equity on the pricing date. See “Specific Terms for Each ELKS–Initial equity price” below.
Downside threshold price:
The downside threshold price for each ELKS is subject to adjustments for certain corporate events affecting the underlying equity issuer.  See “Specific Terms for Each ELKS—Downside threshold price” below.

Equity ratio:
For each ELKS, the stated principal amount divided by the initial equity price, subject to adjustments for certain corporate events affecting the underlying equity issuer.  See “Specific Terms for Each ELKS—Equity ratio” below.

Postponement of maturity date:
If the valuation date is postponed due to a market disruption event or otherwise so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Specific Terms for Each ELKS
Underlying equity:	JPMorgan Chase & Co. common stock	Wells Fargo & Company common stock
Underlying equity issuer:	JPMorgan Chase & Co. (“JPM”)	Wells Fargo & Company (“WFC”)
Maturity date:	October 29, 2012	October 29, 2012
Coupon:	6.5% per annum (equivalent to $1.30 per ELKS for the two-year term of the ELKS), paid monthly and calculated on a 30/360 basis.	7% per annum (equivalent to $1.40 per ELKS for the two-year term of the ELKS), paid monthly and calculated on a 30/360 basis.
Coupon payment dates:	Monthly, on the 29th of each month, beginning on November 29, 2010	Monthly, on the 29th of each month, beginning on November 29, 2010
Downside threshold price:	$24.401, which is 65% of the initial equity price.	$16.7375, which is 65% of the initial equity price.
Valuation date:	October 24, 2012 subject to adjustment for non-trading days and certain market disruption events	October 24, 2012 subject to adjustment for non-trading days and certain market disruption events
CUSIP:	61759G489	61759G471
ISIN:	US61759G4890	US61759G4718
Initial equity price:	$37.54	$25.75
Equity ratio:	0.26638	0.38835
Aggregate principal amount:	$1,930,000	$1,930,000
Risk factors:	Please see “Risk Factors” on page 11.

October 2010	Page 2

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

General Information
Listing:	The ELKS will not be listed on any securities exchange.
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the ELKS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the ELKS.  This discussion applies only to initial investors in the ELKS who:

•	purchase the ELKS at their “issue price”; and
•	will hold the ELKS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the ELKS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction, or a constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•	persons subject to the alternative minimum tax;
•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
•	Non-U.S. Holders, as defined below, for whom income or gain in respect of an ELKS is effectively connected with the conduct of a trade or business in the United States.

Additionally, except as pertains to the withholding tax described below under “—Tax Consequences to Non-U.S. Holders,” the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the ELKS by non-U.S. investors is not discussed.

As the law applicable to the U.S. federal income taxation of instruments such as the ELKS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying equity should an investor receive the underlying equity at maturity or upon acceleration of the ELKS.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying equity.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the ELKS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the ELKS and subject to the discussion below under “─Tax Consequences to Non-U.S. Holders,” you agree with us (in the absence of an administrative determination or judicial ruling to the contrary) to characterize an ELKS for all U.S. federal income tax purposes as a unit consisting of the following:

(i)	a put right (the “Put Right”) written by you to us that, if exercised, requires you to purchase the underlying equity (and cash in lieu of fractional shares) or, if we so elect, the cash value of the underlying equity determined as of the valuation date and

(ii)	a deposit with us of a fixed amount of cash, equal to the issue price, to secure the investor’s obligation to purchase the underlying equity (the “Deposit”), which Deposit pays interest in cash based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

We have determined that the Yield on the Deposit is 1.4138% per annum, compounded monthly, and that the remainder of the coupons on each ELKS is attributable to the investor’s sale of the Put Right (the “Put Premium”).  The Put Right will be deemed to have been exercised only if the closing price of the underlying equity has decreased to or below the downside threshold price on the valuation date.

October 2010	Page 3

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

We will allocate 100% of the issue price of the ELKS to the Deposit and none to the Put Right.  Our allocation of the issue price between the Put Right and the Deposit will be binding on investors in the ELKS, unless an investor timely and explicitly discloses and justifies to the Internal Revenue Service (the “IRS”) that its allocation is different from ours.  The characterization of the ELKS described above and our allocation are not, however, binding on the IRS or the courts.  No statutory, judicial or administrative authority directly addresses the characterization and treatment of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the ELKS.  Significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.  Our counsel has not rendered an opinion as to the proper U.S. federal income tax characterization of the ELKS.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the ELKS (including alternative characterizations of the ELKS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of an ELKS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the ELKS

U.S. Holder will recognize short-term capital gain or loss with respect to the Put Right in an amount equal to the difference between (i) the total Put Premium received by the holder over the term of the ELKS (including Put Premium received at maturity) and (ii) the Deficit.

Coupon Payments on the ELKS.  Under the characterization described above under “─General,” only a portion of the coupon payments on the ELKS will be attributable to the Yield on the Deposit.  The remainder of the coupon payments will represent payments attributable to the Put Premium.  To the extent attributable to the Yield on the Deposit, coupon payments on the ELKS will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.
Tax Basis.  Based on our determination set forth above, the U.S. Holder’s tax basis in the Put Right will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Expiration of the Put Right

Receipt of Stated Principal Amount in Cash upon Maturity of the ELKS.  If a U.S. Holder receives the stated principal amount of a ELKS in cash (excluding cash attributable to coupon payments on the ELKS, which would be taxed as described above under “─ Coupon Payments on the ELKS”), the Put Right will be deemed to have expired unexercised.  In such case, a U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the holder over the term of the ELKS (including Put Premium received at maturity) as short-term capital gain at such time.

Exercise of the Put Right

(i)   Receipt of Cash Equal to the Value of Underlying Equity Upon Maturity of the ELKS.  If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the ELKS, which would be taxed as described above under “─ Coupon Payments on the ELKS”) that is less than the stated principal amount of the ELKS, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to pay such deficit (the “Deficit”) to us upon settlement of the Put Right.  In such case, a U.S. Holder will not recognize any gain in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the total Put Premium received by the holder over the term of the ELKS (including Put Premium received at maturity) and (ii) the Deficit.

(ii)   Receipt of Underlying Equity Upon Maturity of the ELKS.  If a U.S. Holder receives the underlying equity (and cash in lieu of any fractional shares), the Put Right will be deemed to have been exercised.  In such case, the U.S. Holder will not recognize any gain in respect of the Deposit.  In addition, such U.S. Holder will not recognize any income or gain in respect of the total Put Premium received

October 2010	Page 4

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

(including Put Premium received at maturity) and will not recognize any gain or loss with respect to any underlying equity received.  The U.S. Holder would have an aggregate tax basis in the underlying equity received (including any fractional shares) equal to the Deposit less the total Put Premium received over the term of the ELKS.  A U.S. Holder’s holding period for any underlying equity received will start on the day after receipt.  With respect to any cash received in lieu of fractional shares, a U.S. Holder will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of fractional shares and the pro rata portion of the U.S. Holder’s aggregate adjusted tax basis in underlying equity that is allocable to such fractional shares.

Sale or Exchange of the ELKS Prior to Maturity.  Upon a sale or exchange of an ELKS prior to its maturity, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit (if the U.S. Holder has held the ELKS for more than one year at the time of such sale or exchange) and short-term capital gain or loss with respect to such U.S. Holder’s rights and obligations under the Put Right.  For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of an ELKS (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “-- Coupon Payments on the ELKS”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange.  The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit.  The amount realized that is attributable to the Put Right, together with the total Put Premium received over the term of the ELKS, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the amount realized on the sale or exchange of the ELKS, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on such date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the ELKS equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right.  In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received over the term of the ELKS, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Price Event Acceleration.   Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Deposit plus the present value of the portion of the remaining scheduled payments on the ELKS (from and including the date of acceleration) that is attributable to the Yield on the Deposit, (ii) the payment by us of the remaining Put Premium equal to the present value of the portion of the remaining scheduled payment on the ELKS (from and including the date of acceleration) that is attributable to the Put Premium, and (iii) the exercise of the Put Right, immediately followed by settlement through the delivery by the U.S. Holder to us of the Deposit in exchange for underlying equity (or the cash value thereof).  We will also pay cash representing unpaid coupon payments on the ELKS that accrued up to but excluding the date of acceleration.

Any cash received with respect to accrued coupon payments on the ELKS will be taxed as described under “--Coupon Payments on the ELKS.”
Assuming the characterization of the Price Event Acceleration described above, any amount received attributable to the unaccrued Put Premium will be treated as Put Premium received under the Put Right.  A U.S. Holder would, with respect to the amount paid by us to repay the Deposit, generally recognize capital gain equal to the difference between such amount and the U.S. Holder’s adjusted tax basis in the Deposit.  In the case of an initial investor, such difference would be equal to the present value of the portion of the remaining scheduled payments on the ELKS attributable to the unaccrued Yield on the Deposit.  In general, other than gain recognized on the Deposit as described in the previous sentence, the tax treatment of our exercise of the Put Right upon a Price Event Acceleration would be the same as described above under “-- Receipt of Cash Equal to the Value of Underlying Equity Upon Maturity of the ELKS” or “— Receipt of Underlying Equity Upon Maturity of the ELKS,” as the case may be.

Possible Alternative Tax Treatments of an Investment in the ELKS

Due to the absence of authorities that directly address the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning an ELKS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the ELKS or to the Deposit, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” determined at the time of its issuance.  Furthermore, if the ELKS or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the ELKS or the Deposit would generally be treated as ordinary income. In addition, if the Contingent Debt Regulations applied to the ELKS, a U.S. Holder would recognize income upon maturity of the ELKS to the extent that the fair market value of underlying equity and cash (if any) received exceeded the adjusted issue price of the ELKS.

October 2010	Page 5

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Even if the Contingent Debt Regulations do not apply to the ELKS, other alternative U.S. federal income tax characterizations or treatments of the ELKS are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the ELKS.  It is possible, for example, that the ELKS could be treated as constituting an “open transaction” with the result that the coupon payments on the ELKS might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the ELKS.  Other alternative characterizations are also possible.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the ELKS is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be currently included as ordinary income).  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with the payments on the ELKS and the proceeds from a sale or other disposition of the ELKS, unless the U.S. Holder provides proof of an applicable exception from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a ELKS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder should consult his or her tax advisers regarding the U.S. federal tax consequences of the sale, exchange or other disposition of the ELKS.

General

As described above, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary) to characterize an ELKS for all U.S. federal income tax purposes as a unit consisting of a Put Right (as defined above) and a Deposit (as defined above), and the discussion herein assumes such treatment.

Subject to the discussion below concerning backup withholding, payments with respect to an ELKS by us or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such ELKS, will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an ELKS (or a financial institution holding the ELKS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the ELKS

As described above under “― Tax Consequences to U.S. Holders ― Possible Alternative Tax Treatments of an Investment in the ELKS,” the IRS may seek to apply a different characterization and

October 2010	Page 6

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

tax treatment than those described herein. However, even if such a recharacterization were successful, the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of an ELKS should be the same as those described immediately above.

However, among the issues addressed in the IRS notice described in “—United States Federal Income Taxation– Tax Consequences to U.S. Holders—” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the ELKS, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ELKS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the ELKS as well as in connection with the proceeds from a sale, exchange or other disposition of the ELKS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described under “–General – Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the ELKS by taking positions in the underlying equity and in options contracts on the underlying equity listed on major securities markets.  Such purchase activity could have increased the initial equity price of the underlying equity used to calculate the downside threshold price, and, therefore, increased the downside threshold price relative to the price of the underlying equity on the pricing date absent such hedging activity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity of the ELKS.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity is at or below the downside threshold price on the valuation date and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ELKS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ELKS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

October 2010	Page 7

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ELKS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ELKS.

Because we may be considered a party in interest with respect to many Plans, the ELKS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ELKS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ELKS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ELKS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ELKS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any ELKS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.
However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the ELKS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will receive from the Agent, MS & Co., fixed sales commissions of $0.196875 for each JPM ELKS and $0.196875 for each WFC ELKS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the ELKS of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for ELKS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the ELKS.  We encourage you to read the accompanying prospectus supplement for ELKS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2010	Page 8

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities
How ELKS Work
The following payment scenarios illustrate the potential returns on the ELKS at maturity.

Payment Scenario 1
The closing price of the underlying equity is above the downside threshold price on the valuation date.  You receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above the initial equity price at maturity.

Payment Scenario 2
The closing price of the underlying equity is at or below the downside threshold price on the valuation date.  You receive a number of shares of the underlying equity equal to the equity ratio in exchange for each ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares or that cash will be significantly less than the stated principal amount of the ELKS and may be zero.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS (assuming an exact two-year term) for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical closing prices of the underlying equity on the valuation date, to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the closing price of the underlying equity relative to the downside threshold price on the valuation date.

The hypothetical examples are based on the following hypothetical values and assume a term of two years:

▪	Stated principal amount (per ELKS):	$10
▪	Initial equity price:	$40.00 (the hypothetical closing price of one share of the underlying equity on the pricing date)
▪	Equity ratio:	0.25 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
▪	Downside threshold price:	$26.00 (65% of the hypothetical initial equity price)
▪	Hypothetical annual coupon:	6%
▪	Hypothetical annualized dividend yield:	1%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact two-year term) on a $10 investment in the ELKS if the closing price of the underlying equity is above the hypothetical downside threshold price of $26.00 on the valuation date.  Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.
Hypothetical underlying equity closing price at maturity	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity	Total return on the ELKS
$ 0.00	N/A*	N/A	N/A	N/A	N/A
$ 20.00	N/A*	N/A	N/A	N/A	N/A
$ 26.00	N/A*	N/A	N/A	N/A	N/A
$ 30.00	$ 10	$ 1.20	$ 11.20	-23.00%	12.00%
$ 40.00	$ 10	$ 1.20	$ 11.20	2.00%	12.00%
$ 50.00	$ 10	$ 1.20	$ 11.20	27.00%	12.00%
$ 60.00	$ 10	$ 1.20	$ 11.20	52.00%	12.00%
$ 70.00	$ 10	$ 1.20	$ 11.20	77.00%	12.00%
$ 80.00	$ 10	$ 1.20	$ 11.20	102.00%	12.00%
*Assumes that if the closing price at maturity was below the hypothetical downside threshold price of $26.00 at maturity, the closing price would also be at or below the hypothetical downside threshold price on the valuation date.  In this case, the investor would suffer a loss as set out below in Table 2.  Nonetheless, if the underlying equity had decreased to or below the downside threshold price on the maturity date, but was above the downside threshold price on the valuation date, investors would still be entitled to be paid at maturity the $10 stated principal amount.

October 2010	Page 9

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact two-year term) on a $10 investment in the ELKS if the closing price of the underlying equity is at or below the downside threshold price of $26.00 on the valuation date.  Consequently, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity	Total return on the ELKS
$ 0.00	$ 0.00	$ 1.20	$ 1.20	-98.00%	-88.00%
$ 10.00	$ 2.50	$ 1.20	$ 3.70	-73.00%	-63.00%
$ 20.00	$ 5.00	$ 1.20	$ 6.20	-48.00%	-38.00%
$ 28.00	$ 7.00	$ 1.20	$ 8.20	-28.00%	-18.00%
$ 32.00	$ 8.00	$ 1.20	$ 9.20	-18.00%	-8.00%
$ 35.20	$ 8.80	$ 1.20	$ 10.00	-10.00%	0.00%
$ 40.00	$ 10.00	$ 1.20	$ 11.20	2.00%	12.00%
*You will not receive a positive return on the ELKS in excess of the total monthly coupon payments unless (1) the closing price of the underlying equity on the valuation date is at or below the downside threshold price and (2) the closing price of the underlying equity at maturity is greater than the initial equity price.  Since the maturity date is only 3 business days after the valuation date, it is unlikely that the share price would rebound significantly above the price on the valuation date.

It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the closing price of the underlying equity on the valuation date on the amount payable to you at maturity, if any.  The actual payment amounts received by investors will depend on (a) whether the closing price of the underlying equity is at or below the downside threshold price on the valuation date and (b) if the closing price of the underlying equity was at or below the downside threshold price on the valuation date, the closing price of the underlying equity at maturity.

You can review the historical prices of each underlying equity in the section on page 16 called “Historical Information.”  The historical performance of each underlying equity should not be taken as an indication of the future performance of such underlying equity.  It is impossible to predict whether the price of each underlying equity will rise or fall during the term of the ELKS, whether the price of each underlying equity will or will not be at or below the downside threshold price on the valuation date, or whether the closing price of each underlying equity at maturity will be above its applicable initial equity price.

October 2010	Page 10

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Risk Factors

The ELKS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular ELKS.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the ELKS and the suitability of such ELKS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For a complete list of risk factors, please see the accompanying prospectus supplement for ELKS and the accompanying prospectus.

▪
The ELKS are not ordinary debt securities — no guaranteed return of principal.  The ELKS combine features of equity and debt.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) an amount of cash equal to the stated principal amount of each ELKS or (ii) if the closing price of the relevant underlying equity is at or below the specified downside threshold price on the valuation date, a number of shares of the relevant underlying equity equal to the relevant equity ratio or, if we so elect, the cash value (determined as of the relevant valuation date) of such shares.  If we deliver shares of the relevant underlying equity at maturity (or the cash value thereof, determined as of the valuation date) in exchange for any ELKS, the value of those shares or that cash, as applicable, will be significantly less than the stated principal amount of such ELKS and could be zero.  In addition, if we elect to deliver cash in lieu of shares of the relevant underlying equity at maturity, the amount of cash we deliver will be determined as of the specified valuation date for that ELKS.  Therefore, you will not participate in any appreciation of the relevant underlying equity between the specified valuation date and maturity date for that ELKS.  See “How ELKS Work” on page 9.

▪
You will not participate in any appreciation in the value of the underlying equity.  You will not participate in any appreciation in the price of any underlying equity, and your return on each ELKS will be limited to the interest payable on such ELKS.

▪
The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS on coupon payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the ELKS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the ELKS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

▪
The ELKS will not be listed and secondary trading may be limited.  The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  MS & Co. may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

▪
Market price of the ELKS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market.  We expect that generally the price of the relevant underlying equity for each ELKS on any day, including in relation to the downside threshold price, will affect the value of the ELKS more than any other single factor.  However because the payments on the ELKS are not directly correlated to the value of the related underlying equity, each ELKS will trade differently from its related underlying equity.  Other factors that may influence the value of the ELKS include:

o	the volatility (frequency and magnitude of changes in price) of the relevant underlying equity;

o	the dividend rate on the relevant underlying equity;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the relevant underlying equity issuer and the price of the relevant underlying equity;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the ELKS;

o	the occurrence of certain corporate events affecting the relevant underlying equity issuer that may or may not require an adjustment to the equity ratio applicable to that ELKS; and

October 2010	Page 11

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the relevant underlying equity has declined below the specified initial equity price.

You cannot predict the future performance of any underlying equity based on its historical performance.  The closing price of each underlying equity may be at or below its related downside threshold price on the valuation date and remain below such initial equity price to maturity so that you will receive at maturity shares of the relevant underlying equity or cash worth less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the relevant underlying equity will be above the specified downside threshold price on the valuation date so that you will receive an amount at least equal to the stated principal amount of the ELKS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the ELKS at any time in secondary market transactions will likely be significantly lower than the original issue price, since the secondary market prices are likely to exclude commissions paid with respect to the ELKS and the cost of hedging our obligations under the ELKS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the ELKS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
No affiliation with any underlying equity issuer.  The underlying equity issuers are not affiliates of ours and are not involved with these offerings in any way.  Consequently, we have no ability to control the actions of any underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  The underlying equity issuers have no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS.  None of the money you pay for the ELKS will go to any underlying equity issuer.

▪
Morgan Stanley may engage in business with or involving any underlying equity issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with any underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, any underlying equity issuer or providing advisory services to any underlying equity issuer, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about any underlying equity issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to any underlying equity issuer.  These research reports may or may not recommend that investors buy or hold any underlying equity.

▪
Maturity date of the ELKS may be accelerated.  The maturity of each specific ELKS will be accelerated if (i) the closing price of the underlying equity on any two consecutive trading days is less than $2.00 and (ii) there is an event of default with respect to the ELKS.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the ELKS.  See “Description of ELKS—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement for ELKS.

▪
You have no shareholder rights.  Investing in the ELKS is not equivalent to investing in the relevant underlying equity.  As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity for that ELKS.  In addition, you do not have the right to exchange your ELKS for cash or for the relevant underlying equity prior to maturity.

▪
The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer for that ELKS.  Following certain corporate events relating to the relevant underlying equity, such as a stock-for-stock merger where the relevant underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to such underlying equity issuer based on the closing price of such successor’s common stock.  We describe the specific corporate events that can lead to these adjustments in the section of the accompanying prospectus supplement for ELKS called “Description of ELKS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect each underlying equity.  MS & Co., as calculation agent, will adjust the equity ratio and the downside threshold price for

October 2010	Page 12

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

▪
certain events affecting each underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the relevant underlying equity issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect an underlying equity.  For example, the calculation agent is not required to make any adjustments if the relevant underlying equity issuer offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount of the relevant underlying equity deliverable at maturity, the market price of the ELKS may be materially and adversely affected.

▪
The ELKS covered by this pricing supplement are distinct ELKS and each separate ELKS does not offer diversified exposure to all of the underlying equities. This pricing supplement relates to two separate ELKS.  Each ELKS carries exposure to the underlying equity for that ELKS.  Purchasing any particular ELKS will not give you diversified exposure to any other, or all of the underlying equities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS.  As calculation agent, MS & Co. will determine whether the closing price of any underlying equity is at or below the specified downside threshold price on the valuation date, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the relevant underlying equity, the cash value of such shares on the valuation date, any adjustment to the specified equity ratio for each ELKS to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events.  Any of these determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the equity ratio for any ELKS, may affect the amount payable to you at maturity of your ELKS.  See the section of the accompanying prospectus supplement for ELKS called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS includes the agent’s commissions and certain costs of hedging our obligations under the ELKS.  The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the ELKS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the ELKS, including trading in the underlying equities as well as in other instruments related to the underlying equities.  Some of our subsidiaries also trade the underlying equities and other financial instruments related to the underlying equities on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of each underlying equity and, accordingly, increased the relevant initial equity price used to calculate the downside threshold price for that ELKS and, therefore, increased the downside threshold price relative to the price of the relevant underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of each underlying equity is at or below the downside threshold price on the valuation date for that ELKS and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of such underlying equity (or, if we so elect, the cash value thereof, determined as of the valuation date) at maturity.

▪
The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper tax treatment of the ELKS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Significant aspects of the tax treatment of the ELKS are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the ELKS.  Pursuant to the terms of the ELKS and subject to that discussion, you agree with us to treat an ELKS for all U.S. federal tax purposes as a unit consisting of (i) a Put Right written by you to us that, if exercised, requires you to purchase the underlying equity (and cash in lieu of fractional shares) or, if we so elect, the cash value of the underlying equity determined as of the valuation date and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right.  If the IRS were successful in asserting an alternative characterization for the ELKS, the timing and character of income on the ELKS (and your tax basis for any underlying equity received) could differ significantly.  We do not plan to request a ruling from the IRS regarding the tax characterization of the ELKS, and the IRS or a court may not agree with the tax characterization described in this pricing supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the portion of the coupon payment treated as Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be

October 2010	Page 13

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

▪
subject to withholding tax.  Non-U.S. Holders (as defined in the section of this pricing supplement called “Fact Sheet – General Information – Tax considerations”) should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the ELKS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

October 2010	Page 14

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Information about the Underlying Equities

Each underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying equity pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at…….www.sec.gov.  In addition, information regarding each underlying equity issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Equity Issuer and Underlying Equity—Public Information” in the prospectus supplement for ELKS.

This pricing supplement relates only to the ELKS referenced hereby and does not relate to any underlying equity or other securities of any underlying equity issuer.  The issuer has derived all disclosures contained in this pricing supplement regarding each underlying equity issuer from the publicly available documents described in the preceding paragraph.  In connection with the offering of the ELKS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any underlying equity issuer.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any underlying equity issuer is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying equity.

JPMorgan Chase & Co.
JPMorgan Chase & Co. is a financial holding company. Its SEC file number is 001-05805.
Wells Fargo & Company
Wells Fargo & Company is a financial holding company and a bank holding company. Its SEC file number is 001-02979.

October 2010	Page 15

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Historical Information

The following tables set forth the published high and low closing prices for each underlying equity for 2007, 2008, 2009 and 2010 through October 27, 2010.  The associated graphs show the closing price for the underlying equity for each day in the same period.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying equity as an indication of future performance.

JPMorgan Chase & Co. (CUSIP 46625H100)	High ($)	Low ($)	Dividends ($)
2007
First Quarter	51.65	46.70	0.34
Second Quarter	53.20	48.24	0.34
Third Quarter	50.05	43.00	0.38
Fourth Quarter	47.58	40.46	0.38
2008
First Quarter	48.25	36.48	0.38
Second Quarter	49.25	34.31	0.38
Third Quarter	48.24	31.02	0.38
Fourth Quarter	49.85	22.72	0.38
2009
First Quarter	31.35	15.90	0.38
Second Quarter	38.94	27.25	0.05
Third Quarter	46.47	32.27	0.05
Fourth Quarter	47.16	40.27	0.05
2010
First Quarter	45.02	37.70	0.05
Second Quarter	47.81	36.61	0.05
Third Quarter	41.64	35.63	0.05
Fourth Quarter (through October 27, 2010)	40.40	37.07	–

We make no representation as to the amount of dividends, if any, that JPMorgan Chase & Co. may pay in the future.  In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of JPMorgan Chase & Co.

JPMorgan Chase & Co. common stock – Daily Closing Prices January 1, 2007 to October 27, 2010

October 2010	Page 16

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Wells Fargo & Company (CUSIP 949746101)	High ($)	Low ($)	Dividends ($)
2007
First Quarter	36.56	33.47	0.28
Second Quarter	36.42	34.01	0.28
Third Quarter	37.37	32.81	0.31
Fourth Quarter	37.47	29.49	0.31
2008
First Quarter	34.08	25.48	0.31
Second Quarter	31.49	23.75	0.31
Third Quarter	39.80	20.51	0.34
Fourth Quarter	36.70	21.76	0.34
2009
First Quarter	30.00	8.12	0.34
Second Quarter	28.18	14.48	0.05
Third Quarter	29.41	22.87	0.05
Fourth Quarter	31.38	25.32	0.05
2010
First Quarter	31.22	26.43	0.05
Second Quarter	33.88	25.60	0.05
Third Quarter	28.57	23.25	0.05
Fourth Quarter (through October 27, 2010)	26.30	23.58	–

We make no representation as to the amount of dividends, if any, that Wells Fargo & Company may pay in the future.  In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Wells Fargo & Company.

Wells Fargo & Company common stock – Daily Closing Prices January 1, 2007 to October 27, 2010

October 2010	Page 17

Two ELKS® Each Based Upon a Different Common Stock
Equity LinKed Securities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for ELKS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for ELKS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for ELKS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for ELKS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

October 2010	Page 18